Exhibit 99.1

HomeStreet, Inc., Announces Two-for-One Forward Stock Split

SEATTLE – October 25, 2012 – HomeStreet, Inc. (NASDAQ:HMST) announces that its Board of Directors has authorized a two-for-one split of HomeStreet’s common stock, no par value, and in connection therewith an increase in the number of authorized shares of common stock to 160,000,000 from 80,000,000.  The split will become effective as of 11:59 p.m. Pacific Time on November 5, 2012 and shareholders of record as of that date will receive one additional share of common stock for each share then owned.  The distribution date for the new shares will be November 7, 2012.  There are currently approximately 7.17 million shares of common stock outstanding.  Upon completion of the stock split, there will be approximately 14.35 million shares of common stock outstanding.

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About HomeStreet, Inc.

HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the bank holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank. HomeStreet Bank offers consumer and business banking, investment and insurance products and services in Washington, Oregon, Idaho and Hawaii. http://ir.homestreet.com.

HomeStreet, Inc.
Terri Silver, VP, Investor Relations & Corporate Communications
206-389-6303
terri.silver@homestreet.com
http://ir.homestreet.com

Source: HomeStreet, Inc.